UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STAAR SURGICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED DECEMBER 10, 2025, TO PROXY STATEMENT DATED SEPTEMBER 16, 2025

This supplement dated December 10, 2025 (this “Supplement”) supplements the proxy statement dated September 16, 2025, which was first mailed to stockholders of STAAR Surgical Company (“STAAR” or the “Company”) on or about September 16, 2025. That proxy statement was supplemented by a proxy supplement dated October 13, 2025, which was filed by STAAR with the U.S. Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K on October 14, 2025, a proxy supplement dated October 30, 2025, which was filed by STAAR with the SEC as definitive additional materials on Schedule 14A on October 30, 2025, and a proxy supplement dated November 17, 2025, which was filed by STAAR with the SEC as definitive additional materials on Schedule 14A on November 17, 2025. That proxy statement, as so supplemented, is referred to herein as the proxy statement.

INTRODUCTION AND EXPLANATORY NOTE

Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement. Except as described in this Supplement, the information provided in the proxy statement relating to the Merger Agreement and the transactions contemplated thereby continue to apply. This Supplement and the documents referred to in this Supplement should be read in conjunction with the proxy statement, the annexes and exhibits to the proxy statement and the documents referred to in the proxy statement, each of which should be read in its entirety. All page references herein are to pages in the proxy statement, except where otherwise specified. To the extent that information in this Supplement differs from, updates or conflicts with information contained in the proxy statement, the information in this Supplement supersedes the information in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, while deleted text is ~~bold and stricken-through~~.

As previously disclosed, on August 4, 2025, STAAR entered into an Agreement and Plan of Merger (as it may be amended from time to time, including by Amendment No. 1 on November 7, 2025 (the “First Amendment”) and Amendment No. 2 on December 9, 2025 (the “Second Amendment” and together with the First Amendment, the “Amendments”), the “Merger Agreement”) with Alcon Research, LLC, a Delaware limited liability company (“Alcon”), and Rascasse Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Alcon (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into STAAR (the “Merger”), with STAAR surviving the Merger as a wholly owned subsidiary of Alcon.

As disclosed by STAAR on a Current Report on Form 8-K filed on December 9, 2025, on December 9, 2025, Alcon, Merger Sub and STAAR entered into the Second Amendment. The Second Amendment provides, among other things, for an increase in the consideration payable to holders of shares of common stock of STAAR (“STAAR common stock”). Pursuant to the Second Amendment, each issued and outstanding share of STAAR common stock as of the date and time the Merger is effective (other than certain excluded shares as described in the Merger Agreement) shall be converted into the right to receive $30.75 per share in cash, without interest, subject to withholding of taxes (the “Merger Consideration”). Prior to the entry into the Second Amendment, holders of STAAR common stock as of the date and time the Merger is effective (other than certain excluded shares as described in the Merger Agreement) would have received merger consideration of $28.00 per share in cash, without interest, subject to withholding of taxes.

The STAAR Board of Directors approved the Second Amendment after careful consideration and deliberation and determined that the Merger Agreement and the transactions contemplated thereby, as amended by the Amendments, including the Merger, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Second Amendment, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the special meeting of STAAR stockholders (including any adjournments or postponements thereof, the “Special Meeting”).

The Merger cannot be completed without approval of the proposal to adopt the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon. Because of this, STAAR is holding the Special Meeting for the following purposes:

1.	To consider and vote on the proposal to adopt the Merger Agreement, by and among STAAR, Alcon and Merger Sub (the “Merger Proposal”); and

2.

To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to STAAR’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”).

The Special Meeting is scheduled for December 19, 2025 at 8:30 a.m., Pacific Time. The chair of the Special Meeting may, in his or her discretion, adjourn the Special Meeting to a later date or date(s), including for the purpose of soliciting additional proxies.

The record date for the Special Meeting is the close of business on October 24, 2025 (the “Record Date”). Stockholders who hold shares as of the Record Date will be eligible to vote at the Special Meeting on December 19, 2025.

The Special Meeting will be held in a virtual meeting format only. Stockholders who wish to attend the virtual Special Meeting on December 19, 2025 may access the meeting via the following link: www.virtualshareholdermeeting.com/STAA2025SM. Stockholders accessing the link will then be prompted to enter the 16-digit control number included on their WHITE proxy card, which was mailed together with the proxy supplement dated November 17, 2025, or in the instructions provided by their bank, broker or other financial intermediary (for those who hold their shares in “street name”).

Your Vote Is Important – Please Use the WHITE Proxy Card Today!

Simply follow the easy instructions on your WHITE proxy card, which was mailed to you with the proxy supplement dated November 17, 2025, to vote by Internet or by signing, dating, and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the “VOTE NOW” button in the accompanying email.

If you have already voted “FOR” the Merger Proposal and the Compensation Proposal (as defined in the proxy statement), your vote remains valid and there is nothing else you need to do. If you have not voted or previously voted “Against” the Merger Proposal or the Compensation Proposal, we urge you to vote (or re-vote) “FOR” both proposals. Only your last validly executed proxy submitted will be counted. To enable your votes to be validly counted for the Special Meeting, you must submit your vote via Internet or on the WHITE proxy card, which was mailed to you with the proxy supplement dated November 17, 2025, or voting instruction form no later than 11:59 p.m., Eastern Time, on December 18, 2025.

If you have questions about how to vote your shares, please contact STAAR’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders

+1 877-750-8233 (toll-free from the U.S. and Canada) or

+1 412-232-3651 (from other countries)

Banks and Brokers

+1 212-750-5833

If you hold your shares in more than one account, you will receive separate notifications. Please be sure to vote ALL your shares using the WHITE proxy card relating to each account.

Broadwood Partners, L.P. and certain of its affiliates (collectively, “Broadwood Group”) have filed a definitive proxy statement in connection with the Special Meeting. We recommend that STAAR stockholders disregard any proxy card sent to them by or on behalf of any person other than STAAR, including any green proxy card and solicitation materials that may be sent to STAAR stockholders by or on behalf of Broadwood Group.

If you have already voted “FOR” the Merger Proposal and the Compensation Proposal (as defined in the proxy statement), your vote remains valid and there is nothing else you need to do.

If you have not voted, we urge you to vote (1) “FOR” the Merger Proposal and (2) “FOR” the Compensation Proposal on the WHITE proxy card.

If you voted “Against” the Merger Proposal or the Compensation Proposal, we urge you to re-vote “FOR” both proposals using the instructions you received. Only the last validly executed proxy that you submit will be counted and such proxy will be counted only if it has been received by 11:59 p.m., Eastern Time, on December 18, 2025.

Whether or not you plan to virtually attend the Special Meeting, please submit your proxy as soon as possible by following the instructions on the WHITE proxy card accompanying the November 17, 2025 proxy supplement to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This Supplement is dated December 10, 2025.

(1) General Supplements to the Proxy Statement

All references in the proxy statement (as previously supplemented by STAAR’s proxy supplements filed on October 14, 2025, October 30, 2025, and November 17, 2025) to the original merger consideration of $28.00 per share shall be deemed to refer to the new merger consideration of $30.75 per share, except in the sections of the proxy statement titled “Background of the Merger,” “Reasons for the Merger,” “Opinion of STAAR’s Financial Advisor” and “Interests of STAAR’s Executive Officers and Directors in the Merger.”

(2) Supplements to “Questions and Answers”

The following questions and answers are hereby added to the section titled “Questions and Answers” beginning on page 12 of the proxy statement to address briefly some questions STAAR stockholders may have regarding this Supplement and the Second Amendment. This section does not contain all the information that is important to you, nor is this section meant to be a substitute for the information contained in the remainder of this Supplement or the proxy statement. The information in this section is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Supplement and the proxy statement. We urge you to read both this Supplement and the proxy statement carefully, including any information incorporated by reference into this Supplement and the proxy statement.

Q:	Why are you filing this Supplement to the proxy statement?

A:	We are filing this Supplement to the proxy statement to inform STAAR stockholders about two updates:

First, the go-shop period that was previously announced by STAAR expired on December 6, 2025, at 11:59 p.m., Eastern Time. During the go-shop period, STAAR, with the assistance of its financial advisor, Citi, actively solicited acquisition proposals from a wide range of potentially interested third parties. In total, STAAR or Citi engaged with 21 parties – including financial sponsors, potential strategic acquirers and the parties previously identified in the proxy statement as Party A, Party B and Party C. Two of the 21 parties signed a nondisclosure agreement and were provided diligence information by STAAR, but none of the 21 parties submitted an Acquisition Proposal. None of Party A, Party B and Party C signed a nondisclosure agreement.

Second, on December 9, 2025, STAAR, Alcon and Merger Sub entered into Amendment No. 2 to the Agreement and Plan of Merger (the “Second Amendment”).

This Supplement provides information about the go-shop process and the Second Amendment, including the increase to the Merger Consideration from $28.00 per share in cash to $30.75 per share in cash, and updates the proxy statement.

Q:	What does the Second Amendment provide and why did the Board approve the Second Amendment?

A:

The Second Amendment, among other things, increases the Merger Consideration to be paid to the holders of shares of STAAR common stock, if the Merger is consummated, from $28.00 per share in cash to $30.75 per share in cash, without interest, subject to any applicable withholding taxes.

In addition, the Second Amendment (i) provides that each STAAR RSU Award that was awarded prior to August 4, 2025 or that is held by a director, and each STAAR PSU Award, will be converted into a restricted stock unit award of Alcon Inc. in respect of a number of ordinary shares, nominal value CHF 0.04 per share, of Alcon Inc. (“Alcon shares”) calculated based on the value of the Merger Consideration relative to the trading price of Alcon shares prior to the closing of the Merger, with STAAR PSU Award performance deemed to be earned at 100% of target, and otherwise generally subject to the same terms and conditions (except that (A) director Adjusted RSU Awards (as defined below) will become vested at the closing and (B) 50% of the Adjusted PSU Awards (as defined below) will become vested on the 15th day of the second month following the quarter in which the Closing Date occurs and, without limiting any “double-trigger” vesting protections, the remaining 50% of the Adjusted PSU Awards will become vested on (subject to continued service through) the first anniversary of the vesting date for the first 50%); and (ii) eliminates STAAR’s ability to pay any 280G gross-ups and enter into any related tax indemnification arrangements in connection with the Merger.

The Board approved the Second Amendment after careful consideration and deliberation and determined that the Merger Agreement and the transactions contemplated thereby, as amended by the Amendments, including the Merger, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Second Amendment, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the Special Meeting.

The following questions and answers on page 13 of the proxy supplement are hereby amended and supplemented as follows:

Q:	How does the Merger Consideration compare to the market price of STAAR common stock prior to the announcement of the Merger Agreement?

A:

The Merger Consideration of ~~$28.00~~ $30.75 per share represents a premium of approximately ~~59%~~ 74% to the 90-day volume weighted average price of STAAR common stock at the time the Merger Agreement was announced on August 4, 2025, and approximately ~~51%~~ 66% premium to the closing price of STAAR common stock on August 4, 2025. The closing price of STAAR common stock on NASDAQ on September 12, 2025, the most recent practicable date prior to the date of the proxy statement, was $27.70. The closing price of STAAR common stock on NASDAQ on December 8, 2025, the most recent practicable date prior to the date of this Supplement, was $23.54. You are encouraged to obtain current market prices of STAAR common stock in connection with voting your shares of STAAR common stock.

Q:	What will I receive if the Merger is completed?

A:

At the Effective Time, you will be entitled to receive the Merger Consideration of ~~$28.00~~ $30.75 in cash, without interest, subject to any required tax withholding, for each share of STAAR common stock that you own (other than Excluded Shares and Dissenting Shares (as described in “Proposal 1: Adoption of the Merger Agreement—Merger Consideration”)) immediately prior to the Effective Time. For example, if you own 100 shares of STAAR common stock, you will receive ~~$2,800~~ $3,075 in cash in exchange for your shares of STAAR common stock (other than any Excluded Shares and Dissenting Shares), without interest and less any applicable withholding taxes. Excluded Shares are shares of STAAR common stock that are issued and outstanding immediately prior to the Effective Time that are owned or held in treasury by STAAR, or otherwise owned or held (a) by any wholly owned subsidiary of STAAR or (b) by Alcon or any of its wholly owned subsidiaries (including Merger Sub). Dissenting Shares are shares of STAAR common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and held by stockholders who have not voted in favor of adoption of the Merger Agreement and have not consented thereto in writing, and who have properly exercised appraisal rights for such shares in accordance with, and who have complied with, Section 262 with respect to such shares and have not effectively withdrawn or lost their rights to appraisal under the DGCL with respect to such shares.

(3) Supplements to “Special Note Regarding Forward-Looking Statements”

The section titled “Special Note Regarding Forward-Looking Statements” beginning on page 21 of the proxy statement is hereby amended and supplemented to delete the following risk factor:

•

~~the possibility that no alternative proposals will be received during the go-shop period, or that any such alternative proposals are not determined by the Company’s board to be superior to the Alcon merger;~~

(4) Supplements to “Risk Factors”

The first paragraph of the risk factor that begins with the heading, “The consummation of the Merger is subject to certain closing conditions…” on pages 23-24 of the proxy statement is hereby amended and supplemented as follows:

The obligations of STAAR, Alcon and Merger Sub to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of a number of conditions, including the adoption of the Merger Agreement by holders of a majority of the outstanding shares of STAAR common stock entitled to vote thereon. Ownership of STAAR common stock is currently concentrated among a few stockholders, and STAAR’s largest stockholder, Broadwood Partners, L.P. (“Broadwood”), reported beneficial ownership as of November 21, 2025 of approximately ~~27.4~~ 30.2% of STAAR’s outstanding shares of STAAR common stock. On September 2, 2025, Broadwood filed a Schedule 13D/A and issued a related press release indicating, among other things, that it intends to vote against the Merger Proposal. On September 24, 2025, Broadwood and other members of the Broadwood Group filed a definitive proxy statement with the SEC to solicit votes of STAAR stockholders in opposition to the Board’s recommendations on the Merger Proposal and Compensation Proposal presented in this proxy statement. In addition, Yunqi Capital Limited (together with its affiliates and the funds it advises, “Yunqi Capital”) has reported beneficial ownership as of October 31, 2025 of 5.1% of STAAR’s outstanding shares of common stock, and has indicated that it intends to vote against the Merger Proposal. If STAAR’s largest stockholders do not vote their shares in support of the adoption of the Merger Agreement, STAAR’s ability to satisfy this closing condition would be materially adversely affected. Further, there can be no guarantee that any alternative proposals will be received during the go-shop period, that any such alternative proposals would be superior to the Alcon merger, or that such competitive process will result in an increase to the merger consideration payable by Alcon, and STAAR may be unable to obtain the votes required to approve the Merger Proposal and the Compensation Proposal in the absence of any change to the terms of the Merger Agreement. The proxy contest resulting from the Broadwood Group filing will cause STAAR stockholders to incur additional solicitation and other costs, and may impair STAAR’s ability to obtain the votes required to approve the Merger Proposal and Compensation Proposal.

(5) Supplements to “Background of the Merger”

Set forth below are further supplemental disclosures with respect to the “Background of the Merger” section of the proxy statement to reflect relevant developments that have occurred since the filing of the supplement to the proxy statement dated November 17, 2025 (the “Prior Supplement”).

Supplemental Disclosures to the Proxy Statement in Connection with the Background of the Merger

The proxy statement describes the background of the Merger up to and including November 17, 2025, and is hereby amended by inserting the following text below the final paragraph on page 13 of the Prior Supplement:

On November 21, 2025, Broadwood filed a Schedule 13D/A announcing it had acquired beneficial ownership, as of November 21, 2025, of 30.2% of the outstanding shares of STAAR common stock.

During the go-shop period that began on November 7, 2025, STAAR, with the assistance of its financial advisor, Citi, actively solicited acquisition proposals from a wide range of potentially interested third parties – including financial sponsors, potential strategic acquirers and the parties previously identified in the proxy statement as Party A, Party B and Party C. In total, STAAR or Citi engaged with 21 parties. Two of the 21 parties signed nondisclosure agreements and were provided diligence information by STAAR, but none of the 21 parties submitted an Acquisition Proposal during the go-shop period.

On December 2, 2025, Broadwood filed an amendment to its Schedule 13D disclosing that it was undertaking the steps required to call a special meeting of STAAR’s stockholders in order to propose the removal of three of STAAR’s six Board members.

On December 5, 2025, Mr. Endicott and Mr. Farrell discussed the status of Alcon’s investor outreach efforts. Mr. Endicott also indicated to Mr. Farrell that Gibson Dunn would send a draft of a proposed amendment to the Merger Agreement. Thereafter on December 5, 2025, representatives of Gibson Dunn provided representatives of Wachtell Lipton a draft of the Second Amendment, which provided for, among other things, (i) an increase in the Merger Consideration from $28.00 per share to an undisclosed amount per share, (ii) a change in the treatment of STAAR RSU Awards and STAAR PSU Awards granted before signing or held by directors such that such awards would be converted into awards of Alcon based on a fixed exchange ratio, with STAAR PSU Award performance deemed achieved at 100% of target, rather than accelerated in full and cashed out as originally contemplated under the Merger Agreement, and (iii) eliminating STAAR’s ability to pay Section 280G gross-ups and enter into related tax indemnification arrangements in connection with the Merger.

Also on December 5, 2025, a meeting of the Board was held in order for management to update the Board on the go-shop process and the draft Second Amendment that had been proposed by Alcon. Among other things, the Board discussed the need for Alcon to provide STAAR with its proposed amount of increase to the Merger Consideration, and Mr. Farrell indicated that he would follow-up with Mr. Endicott on December 7, 2025, following the expiration of the go-shop period.

On December 6, 2025, Mr. Farrell updated the Chair of STAAR’s Compensation Committee regarding Alcon’s proposed changes to the Merger Agreement and solicited his views and guidance with respect thereto.

Also on December 6, 2025, at 11:59 p.m., Eastern Time, STAAR’s 30-day go-shop period expired. None of the 21 parties that STAAR or Citi had engaged with submitted an Acquisition Proposal prior to that time.

On December 7, 2025, Mr. Farrell updated Mr. Endicott on the results of STAAR’s go-shop process. Mr. Endicott then conveyed to Mr. Farrell that Alcon proposed increasing the Merger Consideration from $28.00 per share of STAAR common stock to $30.75 per share of STAAR common stock, and that the increased amount would be Alcon’s best and final offer. In addition, Mr. Farrell noted the potential impact of Alcon’s proposed changes to the treatment of employee equity awards on employee retention and morale.

Thereafter on December 7, 2025, representatives of Citi and Wachtell Lipton discussed the outcome of the go-shop process and the draft Second Amendment with representatives of Morgan Stanley and Gibson Dunn, respectively. In addition, members of STAAR’s management met with the Chair of STAAR’s Compensation Committee to further discuss the draft Second Amendment, including the permissibility of certain of Alcon’s proposed changes under the terms of STAAR’s existing equity plan.

On the morning of December 8, 2025, STAAR issued a press release announcing the results of the go-shop process.

Later on December 8, 2025, Mr. Endicott and Mr. Farrell discussed Alcon’s proposed draft of the Second Amendment. In response to Mr. Farrell’s request that Alcon consider increasing the Merger Consideration above $30.75 per share, Mr. Endicott indicated that $30.75 per share represented Alcon’s best and final offer.

Also on December 8, 2025, representatives of Gibson Dunn provided representatives of Wachtell Lipton a draft of the Second Amendment which was revised from Alcon’s December 5 draft to, among other things, specify $30.75 per share as the increased amount of the Merger Consideration.

On December 8, 2025, a meeting of the Board was held in order for the Board to review and consider the revised draft Second Amendment. The Board discussed potential next steps and considered, among other things, (i) the Board’s fiduciary duties to stockholders, (ii) the proposed terms of the Second Amendment, a substantially final form of which was reviewed with the Board, (iii) potential perspectives of stockholders and proxy advisors on the terms of the proposed Second Amendment, including the increase in Merger Consideration contemplated thereby, (iv) obligations of STAAR under the existing Merger Agreement and (v) the fact that no Acquisition Proposals were received during the go-shop period. The Board noted that the Alcon proposal allowed the Board to consider potential mitigation actions to address the 280G tax matters in the event the Merger Proposal was approved by STAAR’s stockholders. A representative of Wachtell Lipton noted that the parties were continuing to discuss the exchange ratio used to determine the number of Alcon shares to be issued in respect of STAAR RSU Awards and STAAR PSU Awards, in order to comply with the terms of STAAR’s existing equity plan. Following such discussion, the Board, with one director dissenting, approved the entry into the Second Amendment subject to Alcon agreeing on the methodology used to determine the exchange ratio discussed at the meeting, and determined to recommend the adoption of the amended Merger Agreement by STAAR’s stockholders at the Special Meeting. The Board members voting in favor of such approval and recommendation noted the considerations summarized above, including the opposition of certain stockholders to the Merger, and acknowledged the Board’s obligation to obtain the highest value reasonably obtainable for all stockholders. They expressed the view that the proposed $30.75 per share in Merger Consideration reflected an increase in price of approximately 9.8% from $28.00 per share, which resulted in greater value to all STAAR stockholders, and approved the Second Amendment. The dissenting director expressed the view that the revised considerations contemplated by the Second Amendment, including a less than 10% price improvement, did not sufficiently address STAAR stockholders’ previously expressed concerns regarding the transaction, including concerns about the sale process and the go-shop.

On the evening of December 8, 2025, representatives of Wachtell Lipton sent representatives of Gibson Dunn a revised draft of the Second Amendment, which, among other things, reflected the exchange ratio discussed at the December 8, 2025 Board meeting.

Thereafter, the parties executed the Second Amendment on December 9, 2025. Before the opening of financial markets in New York on December 9, 2025, Alcon issued a press release that disclosed the entry into the Second Amendment, and STAAR filed with the SEC a Current Report on Form 8-K that disclosed the entry into the Second Amendment and included the Second Amendment as an exhibit.

(6) Supplements to “Recommendation of the Board and Reasons for the Merger”

The following section is added at the end of the section titled “Recommendation of the Board and Reasons for the Merger” beginning on page 48 of the proxy statement:

On December 8, 2025, the Board approved the Second Amendment after careful consideration and deliberation and determined that the Merger Agreement and the transactions contemplated thereby, as amended by the Amendments, including the Merger, are advisable, fair to and in the best interests of STAAR and its stockholders, approved, adopted and declared advisable the execution and delivery of, and entry into, the Second Amendment, and directed that the Merger Agreement be submitted to the STAAR stockholders for adoption at the Special Meeting.

In evaluating the Second Amendment, the Board consulted with and received the advice of legal advisors, held discussions with members of STAAR’s management team, and carefully considered a number of factors that it believed supported its determination. These factors included the fact that (i) the Second Amendment increased the Merger Consideration payable to STAAR’s stockholders from $28.00 per share in cash to $30.75 per share in cash and (ii) no Acquisition Proposals were received by STAAR during the go-shop period that expired on December 6, 2025.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its decision that the Merger Agreement and the transactions contemplated thereby, as amended by the Amendments, including the Merger, are advisable, fair to and in the best interests of STAAR and its stockholders, the Board did not quantify, rank or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The Board did not reach any specific conclusion with respect to any of the factors or reasons considered, but determined, in its business judgment, that, in the aggregate, the potential benefits it considered outweighed the potential risks or possible negative consequences of approving the Second Amendment.

The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement titled “Special Note Regarding Forward-Looking Statements.”

(7) Supplements to “Interests of STAAR’s Executive Officers and Directors in the Merger” and “Treatment of STAAR Long-Term Incentive Awards”

The last paragraph of the section titled “—Treatment of STAAR Long-Term Incentive Awards” on page 63 of the proxy statement is hereby amended and supplemented as follows:

For an estimate of the value of unvested equity awards held by STAAR’s named executive officers that would vest assuming that the Merger occurs on ~~August 27, 2025~~ December 5, 2025, see “—Quantification of Payments and Benefits to STAAR’s Named Executive Officers” below. We estimate that the aggregate value of unvested equity awards held by all non-employee directors of STAAR that would vest assuming that the Merger occurs on ~~August 27, 2025~~ December 5, 2025 is ~~$2,553,676~~ $2,804,483, calculated based on the Merger Consideration of ~~$28.00~~ $30.75 per share.

The second and third paragraphs of the section titled “—Change in Control Agreements” on page 64 of the proxy statement are hereby amended and restated as follows:

Pursuant to the terms of the employment agreement with Mr. Farrell and the change in control agreements with each of our other executive officers, if payments to an executive under the applicable agreement would be subject to Sections 280G and 4999 of the Code, such payments would be reduced to avoid imposition of the excise tax to the extent the executive would be better off after taxes. The Second Amendment eliminated STAAR’s ability to pay any 280G gross-ups and enter into any related tax indemnification arrangements in connection with the Merger.

For an estimate of the value of the severance payments and benefits described above that would be payable to STAAR’s executive officers assuming that the Effective Time occurs on December 5, 2025 and that the executive experiences a termination without cause on that date, see “—Quantification of Payments and Benefits to STAAR’s Named Executive Officers” below.

The paragraphs under the headings “STAAR RSU Awards” and “STAAR PSU Awards” under each of the sections “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of STAAR Long-Term Incentive Awards” on page 35 of the proxy statement, “The Merger Agreement—Merger Consideration—Treatment of STAAR Long-Term Incentive Awards” on pages 78-79 of the proxy statement, and the related section of the Summary on page 3 of the proxy statement are hereby amended and restated as follows:

STAAR RSU Awards. At the Effective Time, each STAAR RSU Award (whether or not then vested) that was granted before August 4, 2025 or that is held by a non-employee member of the Board will be assumed and converted into a restricted stock unit award in respect of a number of Alcon shares (each an “Adjusted RSU Award”) equal to the product obtained by multiplying (i) the total number of shares subject to the STAAR RSU Award as of immediately prior to the Effective Time by (ii) the quotient of (A) the Merger Consideration divided by (B) the volume-weighted average price of an Alcon share on the New York Stock Exchange for the five consecutive trading days ending on (and including) the last trading day prior to the Closing Date as reported by Bloomberg, L.P. (such quotient, the “RSU Exchange Ratio”), with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU Award will otherwise be subject to the same terms and conditions applicable to the corresponding STAAR RSU Award (including any “double trigger” vesting protections), including vesting terms, as of immediately prior to the Effective Time; provided that each Adjusted RSU Award held by a non-employee member of the Board as of immediately prior to the Effective Time will be fully vested as of the Effective Time.

STAAR PSU Awards. At the Effective Time, each STAAR PSU Award (whether or not then vested) will be assumed and converted into a restricted stock unit award in respect of a number of Alcon shares (each an “Adjusted PSU Award”) equal to the product obtained by multiplying (i) the total number of shares subject to the STAAR PSU Award as of immediately prior to the Effective Time assuming that the performance goals were achieved at the target level of performance by (ii) the RSU Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted PSU Award will otherwise be subject to the same terms and conditions applicable to the corresponding STAAR PSU Award (including any “double trigger” vesting protections), including vesting terms, as of immediately prior to the Effective Time (it being understood that, for clarity, the Adjusted PSU Award will be deemed earned at the Effective Time, such that in accordance with the terms of the award, 50% of the Adjusted PSU Award will become vested on the 15th day of the second month following the quarter in which the Closing Date occurs and, without limiting any “double-trigger” vesting protections, the remaining 50% of the Adjusted PSU Awards will become vested on (subject to continued service through) the first anniversary of the vesting date for the first 50%), except that the Adjusted PSU Award will no longer be subject to any performance-based vesting conditions.

The paragraphs under the headings “STAAR RSU Awards” and “STAAR PSU Awards” under the section titled “—Interests of STAAR’s Executive Officers and Directors in the Merger—Treatment of STAAR Long-Term Incentive Awards” on page 63 of the proxy statement are hereby amended and restated as follows:

STAAR RSU Awards. At the Effective Time, each STAAR RSU Award (whether or not then vested) that was granted before August 4, 2025 or that is held by a non-employee member of the Board will be assumed and converted into a restricted stock unit award in respect of a number of Alcon shares (each an “Adjusted RSU Award”) equal to the product obtained by multiplying (i) the total number of shares subject to the STAAR RSU Award as of immediately prior to the Effective Time by (ii) the quotient of (A) the Merger Consideration divided by (B) the volume-weighted average price of an Alcon share on the New York Stock Exchange for the five consecutive trading days ending on (and including) the last trading day prior to the Closing Date as reported by Bloomberg, L.P. (such quotient, the “RSU Exchange Ratio”), with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU Award will otherwise be subject to the same terms and conditions applicable to the corresponding STAAR RSU Award, including vesting terms, as of immediately prior to the Effective Time (including that vesting will be accelerated upon a termination of employment within 12 months following the Effective Time due to a termination without cause or a resignation by the award holder for good reason); provided that each Adjusted RSU Award held by a non-employee member of the Board of Directors as of immediately prior to the Effective Time will be fully vested as of the Effective Time.

At the Effective Time, each STAAR RSU Award that is held by an individual other than a non-employee member of the Board and that is granted on or after August 4, 2025 (subject to certain exceptions) will be converted into a restricted stock unit award in respect of a number of Alcon shares equal to (a) the total number of shares subject to such STAAR RSU Award immediately prior to the Effective Time, multiplied by (b) the RSU Exchange Ratio, and otherwise subject to the same terms and conditions as apply to such STAAR RSU Award as of immediately prior to the Effective Time (including that the vesting will be accelerated pro rata upon a termination within 24 months following the Effective Time without cause or, for employees at the Vice President level or above, for good reason).

STAAR PSU Awards. At the Effective Time, each STAAR PSU Award (whether or not then vested) will be assumed and converted into a restricted stock unit award in respect of a number of Alcon shares (each an “Adjusted PSU Award”) equal to the product obtained by multiplying (i) the total number of shares subject to the STAAR PSU Award as of immediately prior to the Effective Time assuming that the performance goals were achieved at the target level of performance by (ii) the RSU Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted PSU Award will otherwise be subject to the same terms and conditions applicable to the corresponding STAAR PSU Award, including vesting terms, as of immediately prior to the Effective Time, except that the Adjusted PSU Award will no longer be subject to any performance-based vesting conditions. For clarity, the Adjusted PSU Award will be deemed earned at the Effective Time, such that 50% of the Adjusted PSU Award will become vested on the 15th day of the second month following the quarter in which the Closing Date occurs and, without limiting the applicable “double trigger” vesting protection (whereby vesting will be accelerated upon a termination of employment within 12 months following the Effective Time due to a termination without cause or a resignation by the award holder for good reason), the remaining 50% will become vested on (subject to continued service through) the first anniversary of the vesting date for the first 50% in accordance with the terms of the award.

For an estimate of the value of unvested equity awards held by STAAR’s named executive officers that would vest assuming that the Merger occurs on December 5, 2025 and that the named executive officer experiences a termination of employment without cause or resignation for good reason on the same day, see “— Quantification of Payments and Benefits to STAAR’s Named Executive Officers” below. We estimate that the aggregate value of unvested equity awards held by all non-employee directors of STAAR that would vest assuming that the Merger occurs on December 5, 2025 is $2,804,483, calculated based on the Merger Consideration of $30.75 per share.

The section titled “—Quantification of Payments and Benefits to STAAR’s Named Executive Officers” on pages 64-66 of the proxy statement is hereby amended and restated as follows:

The table below sets forth the amount of payments and benefits that each of STAAR’s named executive officers would receive in connection with the Merger, assuming (i) that the Merger were consummated and each such named executive officer experienced a termination without cause on December 5, 2025; and (ii) a per share price of STAAR common stock of $30.75, which is the Merger Consideration. The calculations in the table below do not attempt to forecast any adjustments in compensation that may occur following the date of this proxy statement, including additional awards, grants or forfeitures that may occur prior to the Effective Time or any awards that, by their terms, vest irrespective of the Merger prior to the Effective Time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. Prior to the entry of the Second Amendment, STAAR had the ability under the Merger Agreement to enter into gross-up agreements with individuals reasonably expected to be adversely affected by excise taxes under Sections 280G and 4999 of the Code (subject to an aggregate cap of $15 million), and the table quantifying payments and benefits to STAAR’s Named Executive Officers included a column for Tax Reimbursements. As discussed above, pursuant to the Second Amendment, STAAR agreed not to pay 280G tax gross-ups nor enter into gross-up agreements. Accordingly, the table below no longer includes a column for Tax Reimbursements, and the amounts in the Total column no longer reflect amounts for such tax reimbursements.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Named Executive Officers
Stephen C. Farrell	2,175,000	12,300,000	118,257	14,593,257
Chief Executive Officer
Deborah Andrews	1,009,664	2,574,790	51,253	3,635,707
Chief Financial Officer
Warren Foust	1,393,973	6,121,741	76,644	7,592,358
President and Chief Operating Officer
Magda Michna, PhD	1,017,343	3,770,350	21,305	4,808,998
Chief Development Officer
Nathaniel B. Sisitsky, Esq.	1,009,664	4,054,449	71,629	5,135,742
Chief Legal Officer and Corporate Secretary
Thomas G. Frinzi(4)	—	900,022	—	900,022
Former President and Chief Executive Officer
Patrick F. Williams(4)	—	—	—	—
Former Chief Financial Officer

(1)

The cash amounts payable to the executive officers consist of (a) 12 months (or 24 months in the case of Mr. Farrell) of base salary; (b) target bonus; (c) for all executive officers other than Mr. Farrell, the greater of (x) annual bonus earned in the preceding year prorated based on the number of days employed during the year of termination and (y) bonus accrued for the year of termination; and (d) for Mr. Farrell, bonus for the year preceding the year of termination if any, as described under “— Employment Agreement” and “— Change in Control Agreements” above. With respect to the foregoing clause (c), there was no annual bonus payment to the named executive officers for 2024, and the amount included in the table for clause (c) (and included in the “Earned Bonus” column below) is the target bonus prorated through the assumed date of qualifying termination. With respect to the foregoing clause (d), the amount included in the table for Mr. Farrell is zero because the assumed closing date for the table occurs in 2025 and there was no 2024 bonus payout.

The amounts described above are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger). The estimated amounts of each component of the cash payments are set forth in the table below.

Name	Base Salary Severance ($)	Target Bonus ($)	Earned Bonus ($)
Named Executive Officers
Stephen C. Farrell	1,450,000	725,000	—
Deborah Andrews	495,000	272,250	242,414
Warren Foust	600,000	420,000	373,973
Magda Michna, PhD	523,000	261,500	232,843
Nathaniel B. Sisitsky, Esq.	495,000	272,250	242,414
Thomas G. Frinzi	—	—	—
Patrick F. Williams	—	—	—

(2)

For a description of the treatment of equity awards held by the named executive officers in connection with the Merger, see “— Treatment of STAAR Long-Term Incentive Awards” above. Set forth below are the values of each type of unvested STAAR equity award held by the named executive officers that would become vested upon a qualifying termination of employment in connection with the consummation of the Merger (i.e., “double-trigger”) in accordance with the terms of the Merger Agreement. None of the unvested STAAR Options held by the named executive officers are In-the-Money STAAR Options. Accordingly, all unvested STAAR Options held by the named executive officers will be cancelled at the Effective Time without payment of consideration. The values of STAAR PSU Awards set forth below are based on 100% of target performance in accordance with the terms of the Merger Agreement. As discussed above, prior to the entry of the Second

Amendment, Alcon had agreed to accelerate the vesting of the STAAR PSU Awards and cash them out at the closing of the Merger based on 160% of target performance.

Name	RSUs ($)	PSUs ($)
Named Executive Officers
Stephen C. Farrell	6,150,000	6,150,000
Deborah Andrews	1,287,410	1,287,380
Warren Foust	3,416,448	2,705,293
Magda Michna, PhD	2,147,150	1,623,200
Nathaniel B. Sisitsky, Esq.	2,431,249	1,623,200
Thomas G. Frinzi	900,022	—
Patrick F. Williams	—	—

(3)

The amounts in this column reflect the value of continued group health coverage for 12 months at the same expense to the executive as before termination (or, in the case of Mr. Farrell, reimbursement of group health coverage premiums for 24 months), as described under “— Employment Agreement” and “— Change in Control Agreements” above. Such amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger).

(4)

Messrs. Frinzi and Williams are former STAAR executives who are no longer employees of STAAR. Mr. Frinzi is a party to a consulting agreement with STAAR that expires on January 26, 2026, and the STAAR RSU Awards granted to Mr. Frinzi during his employment with STAAR continue to vest during the term of the consulting agreement. Messrs. Frinzi and Williams will not receive compensatory payments or benefits in connection with the Merger, other than outstanding STAAR RSU Awards held by Mr. Frinzi that will vest at the Effective Time as set forth in the table above.

(8) Supplements to “Regulatory Approvals Required for the Merger” and “Risk Factors”

The last sentence of the first paragraph of the section titled “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger—Required Regulatory Approvals” on page 76 of the proxy statement, and the last sentence of the first paragraph of the section of the Summary titled “—Regulatory Approvals Required for the Merger” on page 5 of the proxy statement, are hereby amended and supplemented as follows:

The parties made the filings required under the HSR Act on August 29, 2025, and the initial 30-day waiting period ~~will~~ expired at 11:59 p.m., Eastern Time, on September 29, 2025~~, unless otherwise terminated or extended~~.

The first sentence of the first full paragraph on page 24 of the proxy statement, under the risk factor titled “The consummation of the Merger is subject to certain closing conditions…” is hereby amended and supplemented as follows:

In addition, the consummation of the Merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act (which waiting period ~~will~~ expired on September 29, 2025 at 11:59 p.m., Eastern Time~~, unless otherwise earlier terminated or extended~~), as well as of any agreement not to close embodied in a “timing agreement” between the parties and a governmental body, and the receipt of regulatory approvals in other jurisdictions, including China and Japan among others.

The following sentence is hereby added at the end of each of the third paragraph of the section titled “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger—Required Regulatory Approvals” on page 76 of the proxy statement, the second paragraph of the section of the Summary titled “—Regulatory Approvals Required for the Merger” on page 5 of the proxy statement, the third bullet under the section titled “The Merger Agreement—Conditions to the Closing of the Merger” on page 93 of the proxy statement and the related section of the Summary on page 6 of the proxy statement, and the first full paragraph on page 24 of the proxy statement, under the risk factor titled “The consummation of the Merger is subject to certain closing conditions...”:

As of the filing of this Supplement, STAAR has received all required regulatory approvals or confirmation that the applicable regulators have completed their review other than in China, Portugal and Turkey.

(9) Supplements to “Proposal 1: The Adoption of the Merger Agreement” and “The Merger Agreement”

The following section is added at the end of the section titled “The Merger Agreement” beginning on page 77 of the proxy statement. The Merger Agreement is attached as an exhibit to the proxy statement, the First Amendment was attached as Annex A to the November 17, 2025 proxy supplement, and the Second Amendment is attached as Annex A to this Supplement.

Second Amendment

On December 9, 2025, STAAR, Alcon and Merger Sub entered into the Second Amendment. The Second Amendment provides, among other things, for an increase in the merger consideration payable to holders of shares of STAAR common stock. Pursuant to the Second Amendment, each issued and outstanding share of STAAR common stock as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive merger consideration of $30.75 per share in cash, without interest, subject to withholding of taxes. Prior to the entry into the Second Amendment, such holders of STAAR common stock would have received merger consideration of $28.00 per share in cash, without interest, subject to withholding of taxes.

In addition, the Second Amendment (i) provides that each STAAR RSU Award that was awarded prior to August 4, 2025 or that is held by a director, and each STAAR PSU Award, will be converted into a restricted stock unit award of Alcon Inc. in respect of Alcon shares calculated based on the value of the Merger Consideration relative to the trading price of Alcon shares prior to the closing of the Merger, with STAAR PSU Award performance deemed to be earned at 100% of target, and otherwise generally subject to the same terms and conditions (except that (A) director Adjusted RSU Awards will become vested at the closing of the Merger and (B) 50% of the Adjusted PSU Awards will become vested on the 15th day of the second month following the quarter in which the Closing Date occurs and, without limiting any “double-trigger” vesting protections, the remaining 50% of the Adjusted PSU Awards will become vested on (subject to continued service through) the first anniversary of the vesting date for the first 50%); and (ii) eliminates STAAR’s ability to pay any 280G gross-ups and enter into any related tax indemnification arrangements in connection with the Merger.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is attached as Annex A to this Supplement and is incorporated herein by reference.

Forward-Looking Statements

The information covered by these materials contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in these materials that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Alcon merger agreement or could cause the consummation of the proposed transaction to be delayed or to fail to occur; (2) the failure to obtain approval of the proposed transaction from STAAR’s stockholders; (3) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (4) risks related to disruption of management’s attention from STAAR’s ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the ability of STAAR to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (6) the ability of STAAR to meet expectations regarding the timing and completion of the transaction; (7) the outcome of any legal proceedings that may be instituted against STAAR related to the proposed transaction; (8) the possibility that STAAR’s stock price may decline significantly if the proposed transaction is not consummated; and (9) other important factors set forth in the proxy statement under the caption “Risk Factors” and STAAR’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” as any such factors may be updated from time to time in STAAR’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, STAAR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Merger and Where to Find It

These materials relate to the proposed transaction involving STAAR. In connection with the proposed transaction, STAAR has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including STAAR’s definitive proxy statement on Schedule 14A filed on September 16, 2025. The proxy statement was first sent to STAAR stockholders on September 16, 2025, and was thereafter supplemented. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF STAAR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting STAAR’s investor relations website, https://investors.staar.com.

No Offer or Solicitation

These materials are for informational purposes only and are not intended to and do not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Under SEC rules, STAAR and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of STAAR’s common stock in connection with the proposed transaction. Information about the directors and executive officers of STAAR and their ownership of STAAR’s common stock is set forth in the proxy statement, the definitive proxy statement for STAAR’s 2025 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025058174/staa-20250424.htm), including the sections captioned “Compensation of Directors,” “Information Regarding Executive Officers” and “Security Ownership of Principal Shareholders and Management,” or its Annual Report on Form 10-K for the year ended December 27, 2024, which was filed with the SEC on February 21, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025024813/staa-20241227.htm), and in other documents filed by STAAR with the SEC. To the extent holdings of such participants in STAAR’s securities have changed since the amounts described in the proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by STAAR’s directors and executive officers. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Annex A

Execution Version

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 2, dated as of December 9, 2025 (this “Amendment”), to the Agreement and Plan of Merger, dated as of August 4, 2025 (the “Initial Agreement”), as amended, is by and among Alcon Research, LLC, a Delaware limited liability company (“Parent”), Rascasse Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and STAAR Surgical Company, a Delaware corporation (the “Company”). Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, on August 4, 2025, the parties entered into the Initial Agreement, pursuant to which, among other things, and subject to the terms and conditions therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned direct subsidiary of Parent;

WHEREAS, on November 7, 2025, the parties entered into Amendment No. 1 to the Initial Agreement (the Initial Agreement, as amended, the “Agreement”); and

WHEREAS, pursuant to and in accordance with Section 9.1 of the Agreement, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. The Agreement is hereby amended as follows:

(a) Recital (A) of the Agreement is hereby amended and restated as follows:

“Parent desires to acquire the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Company Common Stock (the “Shares”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive $30.75 per Share, in cash, without interest (the “Merger Consideration”), and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.”

(b) Section 1.6(c) of the Agreement is hereby amended and restated as follows:

“At the Effective Time, each then outstanding Company RSU Award (whether or not then vested) that was granted prior to the date hereof or that is held by a non-employee member of the Board of Directors shall be assumed and converted into a restricted stock unit award in respect of a number of shares of Ultimate Parent Ordinary Shares (each, as so converted and adjusted as follows, an “Adjusted RSU Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU Award as of immediately prior to the Effective Time by (ii) the quotient of (A) the Merger Consideration divided by (B) the volume-weighted average price of an Ultimate Parent Ordinary Share on the New York Stock Exchange for the five consecutive trading days ending on (and including) the last trading day prior to the Closing Date as reported by Bloomberg, L.P. (such quotient, the “Exchange Ratio”), with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU Award (including any “double trigger” vesting protections), as applicable, under the Company Equity Plan and the applicable award agreement, including vesting terms, as of immediately prior to the Effective Time; provided that each Adjusted RSU Award held by a non-employee member of the Board of Directors as of immediately prior to the Effective Time shall be fully vested as of the Effective Time.”

(c) Section 1.6(d) of the Agreement is hereby amended and restated as follows:

“At the Effective Time, each then outstanding Company PSU Award (whether or not then vested) shall be assumed and converted into a restricted stock unit award in respect of a number of shares of Ultimate Parent Ordinary Shares (each, as so converted and adjusted as follows, an “Adjusted PSU Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company PSU Award as of immediately prior to the Effective Time assuming that the performance goals were achieved at the target level of performance by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted PSU Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company PSU Award or (including any “double trigger” vesting protections), as applicable, under the Company Equity Plan and the applicable award agreement, including vesting terms, as of immediately prior to the Effective Time (it being understood that, for clarity, the Adjusted PSU Award shall be deemed earned at the Effective Time, such that in accordance with the terms of the award, 50% of the Adjusted PSU Award shall become vested on the 15th day of the second month following the quarter in which the Closing Date occurs (the “Adjusted Award Vesting Date”) and, without limiting any “double trigger” vesting protections, the remaining 50% shall become vested on the first anniversary of the Adjusted Award Vesting Date subject to continued service through such anniversary), except that the Adjusted PSU Award shall no longer be subject to any performance-based vesting conditions.”

(d) Exhibit A of the Agreement is hereby amended by adding references to the definitions of “Adjusted RSU Award”, “Adjusted PSU Award”, “Adjusted Award Vesting Date”, “Exchange Ratio” and the corresponding sections.

(e) The following definition is added to Exhibit A of the Agreement:

“Ultimate Parent Ordinary Shares. “Ultimate Parent Ordinary Shares” means the ordinary shares, nominal value CHF 0.04 per share, of Ultimate Parent.”

(f) Item 12 under “Employee/Benefits Related Interim Operating Covenant Exceptions” in Section 5.2(a)-(b) of the Company Disclosure Schedule is amended by deleting clause (ii) of the second sentence thereof and replacing it with the following language:

“; provided that, for the avoidance of doubt, the Company may not provide any gross-ups or other tax indemnification arrangements for any Taxes incurred under Section 4999 of the Code.”

2. References to and Effect on the Agreement. On and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and all documents delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended hereby. Each reference in the Agreement to “the date hereof,” “the date of this Agreement,” or words of like import shall mean and be a reference to August 4, 2025. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms, and the Agreement, as amended hereby, is hereby confirmed and ratified in all respects. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties under the Agreement or any of the documents delivered in connection with the Agreement.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Amendment. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

4. Governing Law. This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment, shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflicts of law thereof.

5. Adoption by Merger Sub. Immediately following the execution of this Amendment, Parent, as the sole stockholder of Merger Sub, shall adopt the Agreement, this Amendment and the Transactions, including the Merger.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Agreement and Plan of Merger effective as of the date first above written.

Alcon Research, LLC

By:	/s/ David Endicott
Name:	David Endicott
Title:	Chief Executive Officer and President

Rascasse Merger Sub, Inc.

By:	/s/ David Endicott
Name:	David Endicott
Title:	Chief Executive Officer and President

STAAR Surgical Company

By:	/s/ Stephen C. Farrell
Name:	Stephen C. Farrell
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]